Exhibit 3.1

8.50% Series A Cumulative Redeemable Preferred Stock

ARTICLES SUPPLEMENTARY

STRATEGIC HOTEL CAPITAL, INC.

Articles Supplementary Classifying

and Designating a Series of Preferred Stock as

8.50% Series A Cumulative Redeemable Preferred Stock

and Fixing Dividend and Other Preferences and Rights of Such Series

Dated as of March 15, 2005

STRATEGIC HOTEL CAPITAL, INC.

Articles Supplementary Classifying

and Designating a Series of Preferred Stock as

8.50% Series A Cumulative Redeemable Preferred Stock

and Fixing Dividend and Other Preferences and Rights of Such Series

Strategic Hotel Capital, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland pursuant to section 2-208 of the Maryland General Corporation Law ( the “MGCL”) that:

FIRST: Pursuant to the authority granted and vested in the Board of Directors of the Corporation (the “Board of Directors”) by Article VI, Sections 6.3 and 6.4 of the Articles of Amendment and Restatement dated June 22, 2004 (as amended or supplemented from time to time, the “Articles”), the Board of Directors, by duly adopted resolutions, has classified 4,600,000 unissued shares of Preferred Stock (as defined in the Articles) of the Corporation as 8.50% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Series A Preferred Shares”).

SECOND: The following is a description of the Series A Preferred Shares, including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption thereof which, upon any restatement of the Articles, shall become part of Article VI thereof, with any necessary or appropriate renumbering or relettering of the sections or subsections thereof:

8.50% Series A Cumulative Redeemable Preferred Stock

Section 1. Number of Shares and Designation. This class of Preferred Stock shall be designated as 8.50% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Shares”) and the number of shares which shall constitute such series shall be 4,600,000, $0.01 par value per share.

Section 2. Definitions. For purposes of the Series A Preferred Shares, the following terms shall have the meanings indicated:

“Board of Directors” shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series A Preferred Shares.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York City, New York are not required to be open.

“Call Date” shall mean the date fixed for redemption of the Series A Preferred Shares and specified in the notice to holders required under subparagraph (d) of Section 5 as the Call Date.

“Common Shares” shall mean the shares of Common Stock of the Corporation, par value $0.01 per share.

“Dividend Payment Date” shall mean the last calendar day of March, June, September and December in each year, commencing on June 30, 2005; provided, however, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date and no interest or other sum shall accumulate or be paid on the amount so payable for the period after such Dividend Payment Date to such next Business Day.

“Dividend Periods” shall mean quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Issue Date and end on and include June 30, 2005, and other than the Dividend Period during which any Series A Preferred Shares shall be redeemed pursuant to Section 5, which shall end on and include the Call Date with respect to the Series A Preferred Shares being redeemed).

“Fully Junior Shares” shall mean the Common Shares and any other class or series of shares of stock of the Corporation now or hereafter issued and outstanding over which the Series A Preferred Shares have preference or priority in both (i) the payment of dividends and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Issue Date” shall mean March 16, 2005.

“Junior Shares” shall mean the Common Shares and any other class or series of shares of stock of the Corporation now or hereafter issued and outstanding over which the Series A Preferred Shares have preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation and, unless the context clearly indicates otherwise, shall include Fully Junior Shares.

“Parity Shares” shall have the meaning set forth in paragraph (b) of Section 7.

“Person” shall mean any individual, firm, partnership, limited liability company, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Series A Preferred Shares” shall have the meaning set forth in Section 1 hereof.

“set apart for payment” shall be deemed to include, without any action other than the following: the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization by the Board of Directors and a declaration of dividends or other distribution by the Corporation, the allocation of funds to be so paid on any series or class of shares of stock of the Corporation; provided, however, that if any funds for any class or series of Junior Shares or any class or series of shares of stock ranking on a parity with the Series A Preferred Shares as to the payment of dividends are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series A Preferred Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

“Transfer Agent” means LaSalle Bank, N.A., Chicago, Illinois, or such other agent or agents of the Corporation as may be designated by the Board of Directors or their designee as the transfer agent, registrar and dividend disbursing agent for the Series A Preferred Shares.

“Voting Preferred Shares” shall have the meaning set forth in Section 8 hereof.

Section 3. Dividends.

(a) The holders of Series A Preferred Shares shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation out of funds legally available for that purpose, dividends payable in cash in an amount per share equal to 8.50% of the liquidation preference per annum (equivalent to $2.125 per share annum), except as provided in Section 3(b). Such dividends shall begin to accrue and shall be fully cumulative from the Issue Date, whether or not in any Dividend Period or Periods there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly, when, as and if authorized by the Board of Directors and declared by the Corporation, in arrears on Dividend Payment Dates, commencing on the first Dividend Payment Date after the Issue Date. Each such dividend shall be payable in arrears to the holders of record of Series A Preferred Shares, as they appear on the stock records of the Corporation at the close of business on such record dates, not less than 10 nor more than 50 days preceding such Dividend Payment Dates thereof, as shall be fixed by the Board of Directors. Accrued and unpaid dividends on the Series A Preferred Shares for any past Dividend Periods may be declared and paid at any time and for such interim periods, without reference to any regular Dividend Payment Date, to holders of record on such date, not less than 10 nor more than 50 days preceding the payment date thereof, as may be fixed by the Board of Directors.

(b) The amount of dividends payable for each full Dividend Period for the Series A Preferred Shares shall be computed by dividing the annual dividend rate by four. The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Series A Preferred Shares shall be computed on the basis of twelve 30-day months and a 360-day year. Holders of Series A Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Series A Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Shares that may be in arrears.

(c) So long as any Series A Preferred Shares are outstanding, no full dividends, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series of Parity Shares, as to dividends, for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Shares for all past Dividend Periods terminating on or prior to the dividend payment date on such class or series of Parity Shares. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart), as aforesaid, all dividends declared upon the Series A Preferred Shares and all dividends declared upon any other class or series of Parity Shares, as to dividends, shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Shares and accumulated and unpaid on such Parity Shares.

(d) So long as any Series A Preferred Shares are outstanding, no dividends (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, Fully Junior Shares) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Shares, as to dividends, nor shall any Junior Shares, as to dividends, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any Junior Shares, as to dividends) by the Corporation, directly or indirectly (except by conversion into or exchange for Fully Junior Shares), unless in each case (i) the full cumulative dividends on all outstanding Series A Preferred Shares and any other Parity Shares, as to dividends, of the Corporation shall have been paid or declared and set apart for payment for all past Dividend Periods with respect to the Series A Preferred Shares and all past dividend periods with respect to such Parity Shares and (ii) sufficient funds shall have been paid or declared and set apart for the payment of the dividend for the current Dividend Period with respect to the Series A Preferred Shares and the current dividend period with respect to such Parity Shares. Any dividend payment on the Series A Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due which remains payable.

(e) No distributions on Series A Preferred Shares shall be authorized by the Board of Directors of the Corporation or declared and paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness for borrowed money, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(f) If, for any taxable year, the Board of Directors of the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended), any portion of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of shares of stock of the Corporation, then the portion of such designated amount that shall be allocable to the holders of Series A Preferred Shares shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series A Preferred Shares for the year bears to the total dividends paid or made available for the year to holders of all classes of shares of stock of the Corporation.

Section 4. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, the holders of the Series A Preferred Shares shall be entitled to receive Twenty-Five Dollars ($25.00) per Series A Preferred Share plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series A Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Shares, as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, then such assets, or the proceeds thereof, shall be distributed among the holders of Series A Preferred Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series A Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more corporations, real estate investment trusts or other entities, (ii) a sale, lease or transfer of all or substantially all of the Corporation’s assets or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

(b) Subject to the rights of the holders of shares of any series or class or classes of shares of stock ranking on a parity with or prior to the Series A Preferred Shares upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series A Preferred Shares, as provided in this Section 4, any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Shares shall not be entitled to share therein.

(c) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the MGCL, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of Series A Preferred Shares shall not be added to the Corporation’s total liabilities.

Section 5. Redemption at the Option of the Corporation.

(a) Subject to Section 9 hereof, the Series A Preferred Shares shall not be redeemable by the Corporation prior to the fifth anniversary of the Issue Date. On and after the fifth anniversary of the Issue Date, the Corporation, at its option (subject to Section 5(c)), may redeem the Series A Preferred Shares, in whole at any time or from time to time in part at the option of the Corporation at a redemption price of Twenty-Five Dollars ($25.00) per Series A Preferred Share, plus the amounts indicated in Section 5(b).

(b) Upon any redemption of Series A Preferred Shares pursuant to this Section 5, the Corporation shall, subject to the next sentence, pay any accrued and unpaid dividends in arrears for any Dividend Period ending on or prior to the Call Date. If the Call Date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, then each holder of Series A Preferred Shares at the close of business on such dividend payment record date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Shares called for redemption.

(c) If full cumulative dividends on the Series A Preferred Shares and any other class or series of Parity Shares of the Corporation have not been paid or declared and set apart for payment, the Series A Preferred Shares shall not be redeemed under this Section 5 in part and the Corporation shall not purchase or acquire Series A Preferred Shares, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Shares and Parity Shares or pursuant to Section 9 hereof and Article VII of the Articles.

(d) Notice of the redemption of any Series A Preferred Shares under this Section 5 shall be mailed by first-class mail to each holder of record of Series A Preferred Shares to be redeemed at the address of each such holder as shown on the Corporation’s records, not less than 30 nor more than 60 days prior to the Call Date. Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed notice shall state, as appropriate: (1) the Call Date; (2) the number of Series A Preferred Shares to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price of $25.00 plus accrued and unpaid dividends through the Call Date; (4) the place or places at which certificates for such shares are to be surrendered; and (5) that dividends on the shares to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein. Notice having been mailed as aforesaid, from and after the Call Date (unless the Corporation shall fail to make available an amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the Series A Preferred Shares so called for redemption shall cease to accrue, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series A Preferred Shares of the Corporation shall cease (except the right to receive cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). The Corporation’s obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) that has an office in the Borough of Manhattan, City of New York, and that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000, funds necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Series A Preferred Shares so called for redemption. No interest shall accrue for the benefit of the holders of Series A Preferred Shares to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Call Date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

As promptly as practicable after the surrender in accordance with said notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and if the notice shall so state), such shares shall be exchanged for any cash (without interest thereon) for which such shares have been redeemed. If fewer than all the outstanding Series A Preferred Shares are to redeemed, shares to be redeemed shall be selected by the Corporation from outstanding Series A Preferred Shares not previously called for redemption by lot or pro rata (as nearly as may be) or by any other method determined by the Corporation in its sole discretion to be equitable. If fewer than all the Series A Preferred Shares represented by any certificate are redeemed, then new certificates representing the unredeemed shares shall be issued without cost to the holder thereof.

Section 6. Shares To Be Retired. All Series A Preferred Shares which shall have been issued and reacquired in any manner by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock of the Corporation.

Section 7. Ranking. Any class or series of shares of stock of the Corporation shall be deemed to rank:

(a) prior to the Series A Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series A Preferred Shares;

(b) on a parity with the Series A Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series A Preferred Shares, if the holders of such class or series and the Series A Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other (“Parity Shares”);

(c) junior to the Series A Preferred Shares, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Junior Shares; and

(d) junior to the Series A Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Fully Junior Shares.

Section 8. Voting. If and whenever six quarterly dividends (whether or not consecutive) payable on the Series A Preferred Shares or any series or class of Parity Shares shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, the number of directors then constituting the Board of Directors shall be increased by two and the holders of Series A Preferred Shares, together with the holders of shares of every other series of Parity Shares (any such other series, the “Voting Preferred Shares”), voting as a single class regardless of series, shall be entitled to elect two additional directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Series A Preferred Shares and the Voting Preferred Shares called as hereinafter provided. Whenever all arrears in dividends on the Series A Preferred Shares and the Voting Preferred Shares then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Series A Preferred Shares and the Voting Preferred Shares to elect such additional two directors shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages in six quarterly dividends), and the terms of all persons elected as directors by the holders of the Series A Preferred Shares and the Voting Preferred Shares shall forthwith terminate and the number of the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Series A Preferred Shares and the Voting Preferred Shares, the secretary of the Corporation may, and upon the written request of any holder of Series A Preferred Shares (addressed to the secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Series A Preferred Shares and of the Voting Preferred Shares for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the secretary within 20 days after receipt of any such request, then any holder of Series A Preferred Shares may call such meeting, upon the notice above provided, and for that purpose shall have access to the share records of the Corporation. The directors elected at any such special meeting shall serve until the next annual meeting of the stockholders or special meeting held in lieu thereof and until their successors are duly elected and qualified, if such term shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Series A Preferred Shares and the Voting Preferred Shares, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the holders of the Series A Preferred Shares and the Voting Preferred Shares or the successor of such remaining director, to serve until the next annual meeting of the stockholders or special meeting held in place thereof and until their successors are duly elected and qualified, if such term shall not have previously terminated as provided above.

So long as any Series A Preferred Shares are outstanding, in addition to any other vote or consent of stockholders required by law or by the Articles, the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the Series A Preferred Shares and the Voting Preferred Shares, at the time outstanding, acting as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(a) Any amendment, alteration or repeal of any of the provisions of the Articles or these terms of the Series A Preferred Shares that materially and adversely affects the voting powers, rights or preferences of the Series A Preferred Shares or the Voting Preferred Shares; provided, however, that the amendment of the provisions of the Articles so as to authorize or create or to increase the authorized amount of, any Fully Junior Shares, Junior Shares that are not senior in any respect to the Series A Preferred Shares, or any shares of any class ranking on a parity with the Series A Preferred Shares or the Voting Preferred Shares shall not be deemed to materially or adversely affect the voting powers, rights or preferences of the Series A Preferred Shares, and provided, further, that if any such amendment, alteration or repeal would materially and adversely affect any voting powers, rights or preferences of the Series A Preferred Shares or another series of Voting Preferred Shares that are not enjoyed by some or all of the other series otherwise entitled to vote in accordance herewith, the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of all series similarly affected, similarly given, shall be required in lieu of the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the Series A Preferred Shares and the Voting Preferred Shares otherwise entitled to vote in accordance herewith; provided, however, that if any such share exchange, consolidation or merger would materially and adversely affect any voting powers, rights or preferences of the Series A Preferred Shares or another series of Voting Preferred Shares that are not enjoyed by some or all of the other series otherwise entitled to vote in accordance herewith, the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of all series similarly affected, similarly given, shall be required in lieu of the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the Series A Preferred Shares and the Voting Preferred Shares otherwise entitled to vote in accordance herewith; or

(b) A share exchange that affects the Series A Preferred Shares, a consolidation with or merger of the Corporation into another entity, or a consolidation with or merger of another entity into the Corporation, unless in each such case each Series A Preferred Share (i) shall remain outstanding without a material and adverse change to its terms and rights or (ii) shall be converted into or exchanged for preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications and terms or conditions of redemption thereof identical to that of a Series A Preferred Share (except for changes that do not materially and adversely affect the Series A Preferred Shares); or

(c) The authorization or creation of, or the increase in the authorized amount of, any shares of any class or any security convertible into shares of any class ranking prior to the Series A Preferred Shares in the distribution of assets on any liquidation, dissolution or winding up of the Corporation or in the payment of dividends;

provided, however, that no such vote of the holders of Series A Preferred Shares shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, provision is made for the redemption of all Series A Preferred Shares at the time outstanding.

For purposes of the foregoing provisions of this Section 8, each Series A Preferred Share shall have one (1) vote per share, except that when any other series of Preferred Shares shall have the right to vote with the Series A Preferred Shares as a single class on any matter, then the Series A Preferred Shares and such other series shall have with respect to such matters one (1) vote per Twenty-Five Dollars ($25.00) of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein, the Series A Preferred Shares shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

Section 9. Limitation on Ownership.

(a) Limitation. Notwithstanding any other provision of the terms of the Series A Preferred Shares, except as provided in Section 9(b), the Series A Preferred Shares and all holders thereof shall be subject to Article VII of the Articles and the restrictions on transfer and ownership of shares of stock of the Corporation set forth therein. Without limiting the generality of the foregoing, holders of Series A Preferred Shares shall be subject to the remedies for breach of such restrictions on transfer and ownership set forth in Section 7.2.2 of the Articles, including, without limitation, redemption by the Corporation of such holders’ Series A Preferred Shares.

(b) Exceptions. The limitation on ownership set forth in Section 9(a) shall be subject to the exceptions set forth in Section 7.2.7 of the Articles.

Section 10. Record Holders. The Corporation and the Transfer Agent may deem and treat the record holder of any Series A Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

Section 11. Sinking Fund. The Series A Preferred Shares shall not be entitled to the benefits of any retirement or sinking fund.

Section 12. Conversion. The Series A Preferred Shares shall not be convertible into or exchangeable for any stock or other securities or property of the Corporation.

THIRD: The Series A Preferred Shares have been classified by the Board of Directors under the authority contained in the Articles.

FOURTH, These Articles Supplementary have been approved by the Board of Directors in the manner and by the votes required by law.

FIFTH, The undersigned each acknowledges these Articles Supplementary to be the act of the Corporation and further, as to all matters or facts required to be verified under oath, each of the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Vice President and attested to by its Assistant Secretary on this 15th day of March, 2005.

STRATEGIC HOTEL CAPITAL, INC.

By:	/S/ JAMES E. MEAD
Name:	James E. Mead
Title:	Executive Vice President

ATTEST:

/S/ PATRICIA A. NEEDHAM
Name:	Patricia A. Needham
Title:	Assistant Secretary